UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934, as amended

Date of Report (Date of earliest event reported): July 22, 2025

AECOM

(Exact name of registrant as specified in its charter)

Delaware	001-52423	61-1088522
(State or other jurisdiction of incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

13355 Noel Road
Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 788-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ACM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Indenture

On July 22, 2025, AECOM (the “Company”) completed an offering of $1,200,000,000 aggregate principal amount of its 6.000% Senior Notes due 2033 (the “Notes”). The Notes were sold in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The Notes were issued pursuant to an indenture, dated as of July 22, 2025 (the “Indenture”), by and among the Company, certain subsidiaries of the Company party thereto and U.S. Bank Trust Company, National Association, as trustee. The Company used $752,585,310 of the net proceeds of the offering of the Notes to purchase $732,914,000 in principal amount of the Company’s 5.125% Senior Notes due 2027 (the “2027 Notes”) that were validly tendered and not validly withdrawn at or prior to the July 21, 2025 expiration date of its previously announced tender offer for the 2027 Notes, and intends to use the remaining net proceeds to (i) purchase on July 24, 2025 any 2027 Notes for which a properly completed and duly executed notice of guaranteed delivery was delivered at or prior to the tender offer expiration date, (ii) redeem on August 14, 2025 any 2027 Notes not tendered in the tender offer, and (iii) pay related fees and expenses and for general corporate purposes.

Interest will be payable on the Notes at a rate of 6.000% per annum. Interest on the Notes will be payable semi-annually on February 1 and August 1 of each year, commencing on February 1, 2026. The Notes will mature on August 1, 2033.

At any time and from time to time prior to August 1, 2028, the Company may redeem all or part of the Notes, at a redemption price equal to 100% of their principal amount, plus a “make whole” premium as of the redemption date, and accrued and unpaid interest to, but excluding, the redemption date. In addition, at any time and from time to time prior to August 1, 2028, the Company may redeem up to 40% of the aggregate principal amount of the Notes with the proceeds of one or more qualified equity offerings, at a redemption price equal to 106.000%, plus accrued and unpaid interest to, but excluding, the redemption date. Furthermore, at any time on or after August 1, 2028, the Company may redeem on one or more occasions all or part of the Notes at the redemption prices set forth below, plus accrued and unpaid interest thereon to, but excluding, the redemption date, if redeemed during the 12-month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2028	103.000%
2029	101.500%
2030 and thereafter	100.000%

The Notes are guaranteed on a senior unsecured basis by the Company’s existing and future domestic restricted subsidiaries that guarantee the indebtedness under the Company’s credit agreement and certain other indebtedness.

The Indenture contains customary events of default, including, among other things, payment default, failure to provide certain notices thereunder and certain provisions related to bankruptcy events. The Indenture also contains customary negative covenants.

The Notes have not been registered under the Securities Act, or any state securities laws, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer, solicitation or sale of, the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The description of the Indenture and the Notes in this Current Report on Form 8-K is a summary and is qualified in its entirety by reference to the text of the Indenture and the form of Note, which are filed as Exhibits 4.1 and 4.2, respectively, hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed pursuant to this Item 2.03 in connection with the matters described under Item 1.01 of this Current Report on Form 8-K is incorporated by reference therefrom herein.

Item 9.01. Financial Statements and Exhibits.

(d) List of Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of July 22, 2025, by and among AECOM, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of 2033 Note (included in Exhibit 4.1 above).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AECOM

Dated: July 22, 2025	By:	/s/ David Y. Gan
David Y. Gan
Executive Vice President, Chief Legal Officer